EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2021 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 6, 2021 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2021 third quarter ended March 31, 2021. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2021 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2021

Net sales for the three months ended March 31, 2021 increased $3.2 million, or 38%, to $11.7 million from $8.5 million for the three months ended March 31, 2020, due primarily to increased sales of $2.6 million of our thoracic driver, which was launched in the third quarter of the prior fiscal year, as well as increased sales of $923,000 of our CMF drivers, which we sell to various distributors including to our existing largest customer.

Gross profit for the three months ended March 31, 2020 increased $1.2 million, or 37%, to $4.4 million from $3.2 million for the same period in fiscal 2020.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2021 increased $1.0 million, or 67%, compared to the same period in fiscal 2021 mostly due to increased investment in internal product development and stock compensation expense.

Net income for the quarter ended March 31, 2021 was $2.0 million, or $0.50 per diluted share, compared to $1.2 million, or $0.30 per diluted share, for the corresponding quarter in fiscal 2020.

Nine Months Ended March 31, 2021

Net sales for the nine months ended March 31, 2021 increased $4.9 million, or 21%, to $28.6 million from $23.7 million for the nine months ended March 31, 2021, due primarily to increased sales of $4.9 million of our thoracic driver, which was launched in the third quarter of the prior fiscal year.

Gross profit for the nine months ended March 31, 2021 increased $1.6 million, or 18%, compared to the same period in fiscal 2020.  The gross profit increase is directly related to our 21% increase in revenue and our ability to better absorb our fixed manufacturing costs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2021 increased 63% to $6.5 million from $4.0 million in the prior fiscal year’s corresponding period, mostly due to increased investment in internal product development and sustaining engineering of $1.7 million  and increased general and administrative expenses of $0.9 million, including stock based compensation expense and operating costs related to our new commercial building.

Net income for the nine months ended March 31, 2021 was $3.6 million, or $0.90, per diluted share, compared to $3.6 million, or $0.88 per diluted share, for the corresponding period in fiscal 2020.

CEO Comments

 “We are extremely pleased with our third quarter results.  We are also very proud of the team here at Pro-Dex that produced quarterly and monthly shipment records while at the same time commissioning a new building and managing through a pandemic. We have come very far as a company and we could not be more pleased,” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk.  “While not every quarter will set records, we will strive to execute properly and continue to drive year over year growth.”

R&D Projects

The amount spent on projects under development is summarized below (in thousands):

	Three and Nine Months Ended March 31, 2021		Three and Nine Months Ended March 31, 2020		Market Launch (1)	Est Annual Revenue
Total Research & Development costs:	$1,104	$3,184	$620	$1,501

Products in development:
ENT Shaver	192	450	136	291	Q4 2021	$1,000
Vital Ventilator	26	91	—	—	Q1 2022	$1,500
CMF Driver	263	731	60	106	(2)	$1,000
Sustaining & Other	623	1,912	424	1,104
Total	$1,104	$3,184	$620	$1,501

———————

(1)	Represents the calendar quarter of expected market launch.
(2)

The CMF Driver was completed in the third quarter of fiscal 2021 and shipped to our existing largest customer under a distribution agreement we executed in the first quarter of fiscal 2021. We generated revenue of $220,000 related to these initial shipments during the third quarter ended March 31, 2021. This project is now complete and future engineering expenses related to this project will be included in sustaining and other.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance (including, but not limited to, estimated product launch dates and estimated future revenue), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2021	June 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$3,874	$6,421
Investments	1,123	2,560
Accounts receivable, net of allowance for doubtful accounts of $9 and $6 at March 31, 2021 and at June 30, 2020, respectively	11,921	5,155
Deferred costs	173	155
Inventory	8,368	8,238
Prepaid expenses and other current assets	1,108	145
Total current assets	26,567	22,674
Land and building, net	6,460	—
Equipment and leasehold improvements, net	3,106	2,686
Right of use asset, net	2,692	2,943
Intangibles, net	163	162
Deferred income taxes, net	259	259
Investments	3,026	2,360
Other assets	42	42
Total assets	$42,315	$31,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,524	$1,965
Accrued expenses	2,642	2,411
Deferred revenue	200	200
Note payable and finance lease obligations	1,110	651
Total current liabilities	6,476	5,227
Lease liability, net of current portion	2,521	2,750
Income taxes payable	1,207	804
Notes and finance lease payable, net of current portion	11,703	3,283
Total non-current liabilities	15,431	6,837
Total liabilities	21,907	12,064
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,700,540 and 3,811,137 shares issued and outstanding at March 31, 2021 and June 30, 2020, respectively	9,059	12,752
Accumulated other comprehensive loss	(144)	(1,586)
Retained earnings	11,493	7,896
Total shareholders’ equity	20,408	19,062
Total liabilities and shareholders’ equity	$42,315	$31,126

PRO-DEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020

Net sales	$11,739	$8,508	$28,594	$23,710
Cost of sales	7,354	5,298	18,138	14,855
Gross profit	4,385	3,210	10,456	8,855

Operating expenses:
Selling expenses	136	161	415	438
General and administrative expenses	1,280	725	2,922	2,052
Research and development costs	1,104	620	3,184	1,501
Total operating expenses	2,520	1,506	6,521	3,991

Operating income	1,865	1,704	3,935	4,864
Interest expense	(102)	(58)	(231)	(180)
Interest and other income	41	9	102	77
Gain on sale of investments	783	—	795	—

Income before income taxes	2,587	1,655	4,601	4,761
Income tax expense	(592)	(442)	(1,004)	(1,194)
Net income	$1,995	$1,213	$3,597	$3,567
Other comprehensive income (loss), net of tax:
Unrealized income (loss) from marketable equity investments	136	(1,262)	1,442	(613)
Comprehensive income (loss)	$2,131	$(49)	$5,039	$2,954

Basic net income per share:
Net income	$0.52	$0.31	$0.94	$0.90
Diluted net income per share:
Net income	$0.50	$0.30	$0.90	$0.88

Weighted average common shares outstanding:
Basic	3,817	3,871	3,843	3,944
Diluted	3,966	3,999	3,998	4,071
Common shares outstanding	3,701	3,837	3,701	3,837